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                                                                     EXHIBIT 4.5


                         _________________, 1998


ABN AMRO Incorporated
Robert W. Baird & Co. Incorporated
As Representatives of the
  several Underwriters named
  in Schedule I hereto
c/o ABN AMRO Incorporated
208 South LaSalle Street
Chicago, Illinois  60604

Re:  Griffith Micro Science International, Inc.
     2,500,000 Shares of Class A Common Stock
     Registration Statement No. 333-

Ladies & Gentlemen:

     The undersigned understands that ABN AMRO Incorporated and Robert W. Baird & Co. Incorporated, as representatives (the "Representatives") of the several underwriters (the "Underwriters"), propose to enter into an underwriting agreement (the "Underwriting Agreement"), with Griffith Micro Science International, Inc. (the "Company") providing for the initial public offering (the "Public Offering") by the Underwriters of up to 2,875,000 shares of the Company's Class A Common Stock, $0.01 par value per share (the "Class A Common Stock").

     In consideration of the Underwriters' agreement to purchase and undertake the Public Offering and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, without the prior written consent of the Representatives, the undersigned will not, directly or indirectly, sell, offer, contract to sell, grant an option for sale, pledge or otherwise dispose of or transfer any shares of Class A Common Stock or any securities convertible into or exchangeable or exercisable for Class A Common Stock owned by him or with respect to which he has the power of disposition, for a period of 180 days after the date of the Underwriting Agreement.

     Notwithstanding the foregoing, it is agreed that bona fide gifts of shares of Class A Common Stock by the undersigned to a donee who agrees in writing prior to receipt of any such gifts to be subject to and bound by the terms hereof will not be subject to the restrictions set forth in this Agreement.

     This Agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.

     The undersigned understands that the Company, the Underwriters and the Representatives will proceed with the Public Offering in reliance on this Agreement.

                                                    Very truly yours,